Exhibit 3.158

Execution Copy

LIMITED LIABILITY COMPANY AGREEMENT

OF

NRG Texas Power LLC

A Delaware Limited Liability Company

Dated as of June 28, 2007

LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), dated June28, 2007, of NRG Texas Power LLC, a Delaware limited liability company (the “Company”), by and among each person listed as a Member on Schedule A attached hereto as of the date hereof (each, a “Member” and, collectively, the “Members”) and each Person subsequently admitted as a member of the Company in accordance with the terms hereof.

RECITAL

WHEREAS, the Members have formed the Company on the date hereof in accordance with the provisions of the Delaware Limited Liability Company Act and any successor statute, as amended from time to time (the “Act”);

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1           Definitions. Capitalized terms used and not otherwise defined herein shall have the following meanings:

“Act” means the Delaware Limited Liability Company Act, as amended from time to time (or any corresponding provisions of succeeding law).

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

(i)      Credit to such Capital Account any amounts that such Member is deemed to be obligated to restore pursuant to the penultimate sentences in Treas. Regs. §1.704-2(g)(1) and 1.704-2(i)(5), and

(ii)        Debit to such Capital Account the items described in Treas. Regs. §1.704-1(b)(ii)(2)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treas. Reg. §1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Allocation Year” means (i) the period commencing on the June 28, 2007 and ending on December 31, 2007, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clauses (i) or (ii) for which the Company is required to allocate Profits, Losses, and other items of Company income, gain, loss, or deduction pursuant to Article V hereof.

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

(i)              To each Member’s Capital Account there shall be credited (A) such Member’s Capital Contributions, (B) such Member’s distributive share of Profits and any items in the nature of income or gain that are specially allocated pursuant to Section 5.3 or Section 5.4 hereof, and (C) the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member. The principal amount of a promissory note that is not readily traded on an established securities market and that is contributed to the Company by the maker of the note (or a Member related to the maker of the note within the meaning of Treas. Reg. § 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Treas. Reg. §1.704- 1(b)(2)(iv)(d)(2),

(ii)             To each Member’s Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any Property distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 5.3 or Section 5.4 hereof, and (C) the amount of any liabilities of such Member assumed by the Company or that are secured by any Property contributed by such Member to the Company,

(iii)            In the event Common Interests are transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Common Interests, and

(iv)            In determining the amount of any liability for purposes of subparagraphs (i) and (ii) above there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the regulations promulgated thereunder.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treas. Reg. §1.704-1(b), and shall be interpreted and applied in a manner consistent with such regulations. In the event the Board shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or any Members), the Board may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Article VIII hereof upon the dissolution of the Company. The Board also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treas. Reg. §1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treas. Reg. §1.704-1(b).

“Capital Contributions” has the meaning set forth in Section 6.2.

“Common Interests” has the meaning set forth in Section 6.1.

“Company Minimum Gain” has the same meaning as the term “partnership minimum gain” in Treas. Regs. §1.704-2(b)(2) and 1.704-2(d).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Depreciation” means, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Allocation Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis, provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“Gross Asset Value” Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)              The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Board;

(ii)             The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Section 7701(g) of the Code into account), as determined by the Board, as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; and (C) the liquidation of the Company within the meaning of Treas. Reg. §1.704-1(b)(2)(ii)(g), provided that an adjustment described in clauses (A) and (B) of this paragraph shall be made only if the Board reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company

(iii)            The Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value (taking

Section 7701(g) of the Code into account) of such asset on the date of distribution as determined by the Board; and

(iv)            The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treas. Reg. §1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Profits” and “Losses” or Section 5.3(g) hereof, provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

(v)             If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii), or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Treas. Reg. §1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treas. Reg. §1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Treas. Regs. §1.704-2(i)(1) and 1.704-2(i)(2).

“Net Cash Flow” means the gross cash proceeds of the Company less the portion thereof used to pay or establish reserves for all Company expenses, debt payments, capital improvements, replacements, and contingencies, all as determined by the Management Committee. “Net Cash Flow” shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves previously established pursuant to the first sentence of this definition.

““Nonrecourse Deductions” has the meaning set forth in Treas. Regs. §1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Treas. Reg. § 1.704-2(b)(3).

“Other Property” has the meaning set forth in Treas. Reg. §1.751-1(e).

“Profits” and “Losses” mean, for each Allocation Year, an amount equal to the Company’s taxable income or loss for such Allocation Year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(i)              Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(ii)             Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treas. Reg. §1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses,” shall be subtracted from such taxable income or loss;

(iii)            In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of “Gross Asset Value,” the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(iv)            Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(v)             In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of Depreciation;

(vi)            To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required, pursuant to Treas. Reg. § 1.704-(b)(2)(iv)(m)(4) , to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(vii)           Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 5.3 or Section 5.4 hereof shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Sections 5.3 and 5.4 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

“Property” means all real and personal property acquired by the Company, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“Regulatory Allocations” has the meaning set forth in Section 5.4.

“Section 751 Property” has the meaning set forth in Treas. Reg. §1.751-1(e)

“Treas. Reg.” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are amended from time to time.

ARTICLE II
THE LIMITED LIABILITY COMPANY

2.1               Formation. The Members have previously formed the Company as a limited liability company pursuant to the provisions of the Act. A certificate of formation for the Company as described in Section 18-201 of the Act (the “Certificate of Formation”) has been filed in the Office of the Secretary of State of the State of Delaware in conformity with the Act (such filing being hereby ratified and confirmed in all respects).

2.2                Name. The name of the Company shall be “NRG Texas Power LLC” and its business shall be carried on in such name with such variations and changes as the Board (as hereinafter defined) shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.

2.3                Business Purpose; Powers. The Company is formed and hereby continued for the purpose of engaging in any lawful business, purpose or activity for which limited liability companies may be formed under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

2.4                Registered Office and Agent. The Company shall maintain a registered office in the State of Delaware at, and the name and address of the Company’s registered agent in the State of Delaware is, Corporation Trust Company, Corporation Trust Center 1209 Orange Street, City of Wilmington, County of New Castle.

2.5                Term. Subject to the provisions of Article VII below, the Company shall have perpetual existence.

ARTICLE III
THE MEMBER

3.1                The Members. The name and address of each Member is set forth on Schedule A attached hereto.

3.2                Actions by the Members; Meetings. The Members may approve a matter or take any action at a meeting or without a meeting by unanimous written consent of the Members. Meetings of the Members may be called at any time by the Members holding a majority of the Common Interests (as defined below).

3.3                Liability of the Members. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member.

3.4                Power to Bind the Company. No Member (acting in its capacity as such) shall have the authority to bind the Company to any third party with respect to any matter.

ARTICLE IV
THE BOARD

4.1                Management By Board of Managers.

(a)             Subject to such matters which are expressly reserved hereunder or under the Act to the Members for decision, the business and affairs of the Company shall be managed by a board of managers (the “Board”), which shall be responsible for policy setting, approving the overall direction of the Company and making all decisions affecting the business and affairs of the Company. The Board shall consist of not less than one (1) nor more than nine (9) individuals (the “Managers”), with the Board to initially be comprised of two (2) Managers and the exact number of Managers thereafter to be determined from time to time by resolution of the Board.

(b)             Each Manager shall be elected by the Members and shall serve until his or her successor has been duly elected and qualified, or until his or her earlier removal, resignation, death or disability. The Members may remove any Manager from the Board or from any other capacity with the Company at any time, with or without cause. A Manager may resign at any time upon written notice to the Members.

(c)             Any vacancy occurring on the Board as a result of the resignation, removal, death or disability of a Manager or an increase in the size of the Board shall be filled by the Members holding a Majority of the Common Interests in the Company. A Manager chosen to fill a vacancy resulting from the resignation, removal, death or disability of a Manager shall serve the unexpired term of his or her predecessor in office.

4.2                Action By the Board.

(a)             Meetings of the Board may be called by any Manager upon two (2) days prior notice to each Manager in written or electronic form or be telephone. The presence of a majority of the Managers then in office shall constitute a quorum at any meeting of the Board. All actions of the Board shall require the affirmative vote of a majority of the Managers then in office.

(b)         Meetings of the Board may be conducted in person or by conference telephone facilities. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if such number of Managers sufficient to approve such action pursuant to the terms of this Agreement consent thereto in writing. Notice of any meeting may be waived by any Manager.

4.3                Power to Bind Company. None of the Managers (acting in their capacity as such) shall have authority to bind the Company to any third party with respect to any matter unless the Board shall have approved such matter and authorized such Manager(s) to bind the Company with respect thereto.

4.4                Officers and Related Persons. The Members shall appoint the initial officers of the Company. Thereafter, the Board shall have the authority to appoint and terminate officers of the Company and retain and terminate employees, agents and consultants of the Company and to delegate such duties to any such officers, employees, agents and consultants as the Board deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties.

4.5                Specific Authorization. The Company is hereby authorized to execute, deliver and perform, and any Member or Manager or officer of the Company on behalf of the Company is hereby authorized to execute and deliver, the documents listed on Schedule B hereto and all documents, agreements, certificates, or financing statements contemplated thereby or related thereto, all without any further act, vote or approval of any Member, Manager, officer of the Company or other person notwithstanding any other provision of this Agreement. The foregoing authorization shall not be deemed a restriction on the powers of the Member or any Manager or officer of the Company to enter into other agreements on behalf of the Company or to imply that any future agreement entered into by the Company need be specifically authorized in this Agreement.

ARTICLE V
ALLOCATIONS

5.1                Profits. After giving effect to the special allocations set forth in Sections 5.3 and 5.4, Profits for any Allocation Year shall be allocated to the Members in proportion to their respective Common Interest percentages.

5.2           Losses. After giving effect to the special allocations set forth in Sections 5.3 and 5.4, and subject to Section 5.5, Losses for any Allocation Year shall be allocated to the Members in proportion to their respective Common Interest percentages.

5.3           Special Allocations. The following special allocations shall be made in the following order:

(a)       Minimum Gain Chargeback. Except as otherwise provided in Treas. Reg. §1.704-2(0, notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain during any Allocation Year, each Member shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treas. Reg. § 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treas. Regs. §1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.3(a) is intended to comply with the minimum gain chargeback requirement in Treas. Reg. § 1.704-2(f) and shall be interpreted consistently therewith.

(b)         Member Minimum Gain Chargeback. Except as otherwise provided in Treas. Reg. §1.704-2(i)(4), notwithstanding any other provision of this Article V, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treas. Reg. §1.704-(2)(i)(5), shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Treas. Reg. §1.704-(2)(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treas. Regs. §1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.3(b) is intended to comply with the minimum gain chargeback requirement in Treas. Reg. §1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)           Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treas. Reg. §1.704-1(b)(2)(ii)(d)(4), Treas. Reg. §1.704-1(b)(2)(ii)(d)(5), or Treas. Reg. § 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided that an allocation pursuant to this Section 5.3(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.3(c) were not in the Agreement.

(d)         Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Allocation Year that is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to the penultimate sentences of Treas. Reg. §1.704-2(g)(1) and Treas. Reg. §1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.3(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been made as if Section 5.3(c) and this Section 5.3(d) were not in the Agreement.

(e)         Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Members in proportion to their respective Common Interest percentages.

(f)          Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treas. Reg. §1.704-2(i)(1).

(g)         Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treas. Reg. §1.704-1(b)(2)(iv)(m)(2) or Treas. Reg. §1.704- 1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Treas. Reg. § 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treas. Reg. § 1.704-1(b)(2)(iv)(m)(4) applies.

(h)         Allocations Relating to Taxable Issuance of Common  Interests. Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance of Common Interests by the Company to a Member (the “Issuance Items”) shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

5.4         Curative Allocations. The allocations set forth in Sections 5.3(a), 5.3(b), 5.3(c), 5.3(d), 5.3(e), 5.3(f), 5.3(g), and 5.5 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 5.4. Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Board shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 5.1, 5.2, and 5.3(h).

5.5         Loss Limitation. Losses allocated pursuant to Section 5.2 hereof shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Allocation Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 5.2 hereof, the limitation set forth in this Section 5.5 shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Losses to each Member under Treas. Reg. §1.704-1(b)(2)(ii)(d).

5.6         Other Allocation Rules.

(a)          For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Board using any permissible method under Section 706 of the Code and the Regulations thereunder.

(b)         The Members are aware of the income tax consequences of the allocations made by this Article V and hereby agree to be bound by the provisions of this Article V in reporting their shares of Company income and loss for income tax purposes.

(c)          Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Treas. Reg. §1.752-3(a)(3), the Members’ interests in Company profits are in proportion to their respective Common Interest percentages.

To the extent permitted by Treas. Reg. §1.704-2(h)(3), the Board shall endeavor to treat distributions of Net Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

5.7         Tax Allocations: Section 704(c) of the Code. In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) using the “traditional method” as described in Treas. Reg. §1.704-3(b)(1).

In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Regulations thereunder.

Any elections or other decisions relating to such allocations shall be made by the Board in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.7 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

ARTICLE VI
CAPITAL STRUCTURE AND CONTRIBUTIONS

6.1         Capital Structure. The capital structure of the Company shall consist of one class of limited liability company interests (the “Common Interests”). All Common Interests shall be identical with each other in every respect. Each Member shall own the percentage of Common Interests set forth beside such Member’s name on Schedule A.

6.2         Capital Contributions. From time to time, the Members may determine that the Company requires capital and may make contributions of cash and other property (“Capital Contributions”) in an amount determined by the Members.

6.3         Revaluation of Capital Accounts. The Capital Accounts of the Members immediately prior to the Initial Distribution shall be adjusted to equal their respective fair market values as permitted by clause (ii)(B) of the definition of “Gross Asset Value”.

6.4         Certificates. The Company hereby irrevocably elects that all membership interests in the Company shall be securities governed by Article 8 of the Uniform Commercial Code of Delaware and may be represented by certificates. Each certificate evidencing membership interests in the Company shall bear the following legend: “This certificate evidences an interest in NRG Texas Power LLC and shall be a security for purposes of Article 8 of the Uniform Commercial Code.” No change to this provision shall be effective until all outstanding certificates have been surrendered for cancellation and any new certificates thereafter issued shall not bear the foregoing legend. All certificates for membership interests shall designate such interests as a percentage interest as set forth Schedule A hereto.

ARTICLE VII
DISTRIBUTIONS

7.1           Distributions.

(a)           From time to time prior to the commencement of winding up under Section 8.2, the Board shall determine in its reasonable judgment to what extent (if any) the Company’s cash on hand exceeds its current and anticipated needs, including, without limitation, for operating expenses, debt service, acquisitions, and a reasonable contingency reserve. If such an excess exists, the Board shall cause the Company to distribute to the Members, in accordance with their respective Common Interest percentages, an amount in cash equal to that excess.

(b)         From time to time after the Initial Distribution the Board also may cause cash or other property of the Company to be distributed to the Members. Such distribution(s) must be made in accordance with their respective Common Interest percentage, except as otherwise agreed to by the Members, and may be made subject to existing liabilities and obligations.

7.2           Limitations on Distributions.

(a)          The Company shall make no distributions to the Members except (i) as provided in this Article VII and Article VIII hereof or (ii) as agreed to by all the Members.

(b)         A Member may not receive a distribution from the Company to the extent that, after giving effect to the distribution, all liabilities of the Company, other than liabilities to Members on account of their Capital Contributions, would exceed the fair value of the Company’s assets.

(c)          To the extent a Member receives a distribution of Company property which is Section 751 Property, Other Property, or both, the Company may make a true-up distribution and/or take other appropriate actions (including increasing the amount of any distribution or making special allocations to one ore more of its Members), in consultation with it tax adviser, so that Section 751(b) of the Code will not apply to the distribution.

ARTICLE VIII
DISSOLUTION

8.1         Events of Dissolution. The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events (each, an “Event of Dissolution”):

(a)          The Members holding a majority of the Common Interests vote for dissolution;

(b)         The Board votes for dissolution;

(c)          A judicial dissolution of the Company under Section 18-802 of the Act; or

(d)         At any time at which there shall be no Members.

8.2           Liquidation and Termination. On dissolution of the Company, the Board may appoint one or more other Persons as liquidator (the “Liquidator”). The Liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided in this Agreement. The costs of liquidation shall be borne as a Company expense. Until final distribution, the Liquidator shall continue to operate the Company properties with all of the power and authority of the Board. The steps to be accomplished by the Liquidator are as follows:

(a)          as promptly as practicable after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b)         the Liquidator shall pay from Company funds all of the debts and liabilities of the Company (including, without limitation, all expenses incurred in liquidation) or otherwise make adequate provision for them (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the Liquidator may reasonably determine); and

(c)          all remaining assets of the Company shall be distributed to the Members as follows:

(i)       the Liquidator may sell any or all Company property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members;

(ii)      with respect to all Company property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and

(iii)         Company property shall be distributed among the Members in accordance with the positive Capital Account balances of the Members, as determined after taking into account all Capital Account adjustments for the taxable year of the Company during which the liquidation of the Company occurs (other than those made by reason of this clause (iii)); and those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 days after the date of the liquidation).

All distributions in kind to the Members shall be made subject to the liability of each distributee for its allocable share of costs, expenses, and liabilities previously incurred or for which the Company has committed prior to the date of termination and those costs, expenses, and liabilities shall be allocated to the distributee under this Section 8.2. The distribution of cash and/or property to a Member in accordance with the provisions of this Section 8.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Common Interests and all the Company’s property. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

8.3           Compliance with Regulations; Deficit Capital Accounts. In the event the Company is “liquidated” within the meaning of Treas. Reg. § 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article VIII to the Members who have positive Capital Accounts in compliance with Treas. Reg. § 1.704-1(b)(2)(ii)(b)(2). If any Member has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all Allocation Years, including the Allocation Year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Article VIII may be:

(a)          Distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to Section 8.2 hereof; or

(b)         Withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Members as soon as practicable.

ARTICLE IX
TRANSFER OF INTERESTS IN THE COMPANY

Each of the Members may sell, assign, transfer, convey, gift, exchange or otherwise dispose of any or all of its Common Interests and, upon receipt by the Company of a written agreement executed by the person or entity to whom such

Common Interests are to be transferred agreeing to be bound by the terms of this Agreement, such person shall be admitted as a member.

ARTICLE X
TAX MATTERS

10.1               Tax Elections. The Board shall, without any further consent of the Members being required (except as specifically required herein), make any and all elections for federal, state, local, and foreign tax purposes including, without limitation, any election, if permitted by applicable law: (i) to make the election provided for in Section 6231(a)(1)(B)(ii) of the Code; (ii) to adjust the basis of Property pursuant to Sections 754, 734(b) and 743(b) of the Code, or comparable provisions of state, local or foreign law, in connection with transfers of Common Interests and Company distributions; (iii) with the consent of all of the Members, to extend the statute of limitations for assessment of tax deficiencies against the Members with respect to adjustments to the Company’s federal, state, local or foreign tax returns; and (iv) to the extent provided in Section 6221 through 6231 of the Code and similar provisions of federal, state, local or foreign law, to represent the Company and the Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Members in their capacity as Members, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company and the Members. NRG Energy, Inc. is specifically authorized to act as the “Tax Matters Member” under the Code and in any similar capacity under state or local law.

10.2               Tax Information. Necessary tax information shall be delivered to each Member as soon as practicable after the end of each fiscal year of the Company.

ARTICLE XI
EXCULPATION AND INDEMNIFICATION

11.1               Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, none of the Members, Managers, or any officers, directors, stockholders, partners, employees, affiliates, representatives or agents of any of the foregoing, nor any officer, employee, representative or agent of the Company (individually, a “Covered Person” and, collectively, the “Covered Persons”) shall be liable to the Company or any other person bound by this Agreement for any act or omission (in relation to the Company, its property or the conduct of its business or affairs, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by the Agreement, provided such act or omission does not constitute fraud, willful misconduct, bad faith, or gross negligence.

11.2               Indemnification. To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Section 11.2 with respect to (i) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct, bad faith or gross negligence or (ii) any Claim initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Covered Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Board. Expenses incurred by a Covered Person in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 11.2.

11.3               Amendments. Any repeal or modification of this Article 11 by the Members shall not adversely affect any rights of such Covered Person pursuant to this Article 8, including the right to indemnification and to the advancement of expenses of a Covered Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE XII
MISCELLANEOUS

12.1               Amendments. Amendments to this Agreement and to the Certificate of Formation shall be approved in writing by the Members owning a majority of the Common Interests. An amendment shall become effective as of the date specified in the approval of the Members or if none is specified as of the date of such approval or as otherwise provided in the Act.

12.2               Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Members regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by the Members with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

12.3               Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

12.4               Limited Liability Company. The Members intend to form a limited liability company and do not intend to form a partnership under the laws of the State of Delaware or any other laws.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have duly executed this Limited Liability Company Agreement as of the day first above written.

NRG TEXAS LLC

By:	/s/ Edmund D. Daniels
	Name:	Edmund D. Daniels
	Title:	Manager
Vice-President and Secretary

Signature Page to Limited Liability Company Agreement

SCHEDULE A

		PERCENTAGE OF
MEMBER	ADDRESS	COMMON INTERESTS

NRG Texas LLC	211 Carnegie Center	100.00
	Princeton, NJ 08540

SCHEDULE B

1.               Certificate of Formation of the Company, filed with the Secretary of State of Delaware on June 28, 2007.

2.               Restructuring Agreement dated June 29, 2007, by and among the Company, NRG Texas LLC, New Genco GP LLC, New Genco LP LLC and NRG Texas LP.

Schedule C

Common Interest Certificate

See attached.

Organized Under the Laws of the State of Delaware

NRG TEXAS POWER LLC

This certifies that NRG Texas LLC (the “Member”) is the owner of 100% of the fully paid and non-assessable Common Interests of NRG Texas Power LLC (the “Company”) transferable only on the books of the Company by the holder thereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

The Common Interests evidenced by this Certificate entitle the Member to certain rights and subject the Member to certain restrictions and covenants more particularly set forth in the Limited Liability Company Agreement of the Company dated as of June 28, 2007, as may be amended from time to time (the “LLC Agreement”), as well as the Delaware Limited Liability Company Act. A copy of the LLC Agreement may be obtained from the Company upon request. This Certificate is not negotiable and cannot pass legal title to the Common Interests. The units can only be transferred upon compliance with the LLC Agreement.

IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed as of the                      day of July, 2007.

Secretary	President

THE COMMON INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER. THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THIS CERTIFICATE EVIDENCES AN INTEREST IN NRG TEXAS POWER LLC AND SHALL BE A SECURITY FOR PURPOSES OF ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE.